Exhibit 19.1
LIFECORE BIOMEDICAL, INC.

INSIDER TRADING COMPLIANCE POLICY

(As of July 15, 2025)

Nothing in this Policy is intended to change the employment relationship between or create a contract between Lifecore Biomedical, Inc. and/or any of its subsidiaries or affiliates (“Lifecore” or the “Company”) and any employee. The Company reserves the right to change all matters contained in these policies at any time and without prior notice. The Company reserves the right to interpret the provisions of the Insider Trading Compliance Policy, and to vary from it when such variance is appropriate. It is the employee’s responsibility to remain current on policy revisions/updates or new policies. Notification will be sent out to all employees when changes occur to these documents. The most recent version of each policy supersedes and replaces any prior version. For additional interpretation of this policy, consult with the Company’s Chief Legal Officer.

PURPOSE

This Policy prohibits Company Personnel from trading in Company Securities when aware or in possession of Material Information about the Company that is “nonpublic,” or not yet made widely available to the investing public in a broad, non-exclusionary manner.
This Policy also prohibits certain Company Personnel, as designated from time to time by the Securities Compliance Committee, as defined below, from trading in Company Securities during certain specific quarterly or special blackout periods (“Blackout Periods”).

SCOPE

This Policy applies to the Company, all of the Company’s employees, Oﬃcers, members of the Company’s Board of Directors (“Directors”), and consultants, contractors and agents acting on behalf of the Company (collectively “Company Personnel”), as well as Family Members and Controlled Entities of Company Personnel.

RESPONSIBILITIES

Company Personnel are responsible for ensuring that Family Members also comply with this Policy.

The Company has established the Securities Compliance Committee to oversee and ensure compliance with this Policy. The Securities Compliance Committee is authorized to designate one or more persons to assist in administering this Policy. Questions regarding this Policy should be directed to the Chief Legal Officer.
CERTAIN DEFINITIONS

“Affiliate” refers to any corporation, partnership, company, joint venture, or other legal entity which Lifecore Biomedical, Inc. controls or of which Lifecore Biomedical, Inc. directly or indirectly owns more than fifty percent (50%) of its outstanding equity interests.

“Company Securities” refers to all securities that the Company has issued, including common stock and options to purchase common stock, and any other type of securities that the Company may issue, including but not limited to, preferred shares, notes, debentures, and warrants as well as any derivative financial instruments pertaining to the Company’s securities, whether or not issued by the Company, such as options and forward contracts. Please refer any questions about this definition to the Chief Legal Oﬃcer.
“Controlled Entities” refers to any entities influenced or controlled by Company Personnel or Family Members, including corporations, partnerships, trusts, and any entity established as, or part of, an investment club.
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“Family Members” refers to family members (including a spouse and children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), who reside with Company Personnel, any family members who do not live in the household of Company Personnel but whose transactions in Company Securities are directed by Company Personnel or are subject to the influence or control of Company Personnel (such as parents or children who consult with Company Personnel prior to making a trade in Company Securities), and any other person who lives with or is supported by Company Personnel, including any domestic employees.
“Material Information” means information about a company that a reasonable investor would be substantially likely to consider to be important in deciding whether or not to buy, sell or retain securities. Any information, including event specific information, that could be expected to aﬀect the price of any Company Securities (whether it relates directly or indirectly to the Company or to trading in Company Securities), whether it is positive or negative, should be considered material. Examples of information which may be considered “material” include, but are not limited to: projections of future earnings or losses, or other earnings guidance; merger, acquisition or divestiture discussions; the signing of a major new material contract or the loss of a major material existing contract; a planned securities oﬀering; management changes; material litigation or regulatory proceedings or significant developments related thereto; bankruptcy proceedings; a cybersecurity breach or incident significantly impacting the Company’s information technology systems; or significant developments related to research and development, clinical trials, or new product opportunities. This list is not exhaustive, and there is no bright-line standard for assessing materiality; rather, it is based on an assessment of all of the facts and circumstances at a particular time. Please refer any questions about whether information concerning the Company is “material” and/or “nonpublic” to the Chief Legal Officer.

“Officers” refers to any “oﬃcer”, as defined in Rule 16a-1(f) promulgated under the Exchange Act, of the Company.
“Securities Compliance Committee” refers to the committee consisting of the Chief Financial Oﬃcer, Chief Legal Oﬃcer, and such other persons as may be appointed from time to time by the Chief Executive Oﬃcer (such other persons’ appointments may be revoked by the Chief Executive Oﬃcer at any time), having the responsibilities set forth in this Policy. The Securities Compliance Committee may act or approve transactions with the confirmation of at least a majority of its members.

POLICY

Trading Restrictions
•Company Personnel with knowledge of nonpublic Material Information about the Company are not permitted to (1) buy Company Securities (other than through the exercise of stock options or the vesting of restricted stock units the Company Personnel received under any Company employee benefit plans; (2) sell Company Securities (including the exercise of options but not including shares withheld by the Company in an amount limited to the number of shares necessary to pay the exercise price of any option or the withholding taxes attributable to the exercise of options or to the vesting of restricted stock units); or (3) cause others (including, but not limited to, Controlled Entities, Family Members, and friends) to, or recommend that others, buy or sell Company Securities, or provide nonpublic Material Information to others who might be expected to trade while in possession of such information, whether or not such Company Personnel intend to realize a profit from such “tip”. Refer to the below information under “Trading Plans” with respect to making trades in Company Securities pursuant to a Trading Plan (as defined below).
•Company Personnel who in the course of working for the Company learn of nonpublic Material Information about any other company (in particular, a company with which the Company does business or with which the Company has or is considering a relationship, including a customer or supplier of the Company), may not (1) trade in such other company’s securities, or (2) cause others (including, but not limited to, Controlled Entities, Family Members, and friends) to, or recommend that others, buy or sell such company’s securities, or provide nonpublic Material Information about such company to others who might be expected to trade while in possession of such information whether or not such Company Personnel intend to realize a profit from such “tip”, in each case until the information becomes widely available to the investing public or is no longer material.
•Company Personnel are responsible for making Family Members aware of this Policy. Company Personnel must treat all transactions in Company Securities by Family Members as if the transactions were made for the account of such Company Personnel; provided, that this Policy does not apply to trades in Company Securities by Family Members where the decision to make the trade is made independently by a third party not controlled or influenced by Company Personnel or their Family Members.
•Transactions made by Controlled Entities of Company Personnel are treated for purposes of this Policy as if they were made for the account of such Company Personnel.

•The Company may not, directly or indirectly, buy or sell Company Securities while in possession of nonpublic Material Information related to the Company unless the transaction otherwise complies with all applicable securities laws.
Trading Plans
•The requirements and restrictions set forth in this Policy do not apply to transactions eﬀected pursuant to a trading plan adopted in accordance with all of the provisions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any successor rule (a “Trading Plan”), provided, that: (a) the Trading Plan must be approved in advance, or pursuant to procedures and on terms established from time to time, by the Securities Compliance Committee, and (b) as of the execution date of the Trading Plan, (i) the person entering into the Trading Plan represents and warrants to the Company that such person is not then aware or in possession of nonpublic Material Information about the Company, and (ii) a Blackout Period applicable to such person is not in eﬀect. Once the Trading Plan is approved and adopted, the person entering into the Trading Plan (a) may not cancel or make any modifications to the Trading Plan unless approved in advance, or pursuant to procedures and on terms established from time to time, by the Securities Compliance Committee, (b) must not exercise any influence over the amount of Company Securities to be traded, the price at which they are to be traded, or the date of any trades and (c) must act in good faith with respect to the Trading Plan. The Company reserves right to suspend trading under any authorized Trading Plan at any time if the Securities Compliance Committee deems it to be in the best interest of the Company to do so. Transactions otherwise prohibited under this Policy or any other Company policy may not be eﬀected through a Trading Plan. The Company does not assume liability for any loss caused by a delay in the Company’s approval processes with respect to Trading Plans and approval of a Trading Plan will not be deemed a representation by the Company that the Trading Plan complies with Rule 10b5-1, nor an assumption by the Company of any liability or responsibility to the Trading Plan owner or any other party if the Trading Plan does not comply with Rule 10b5-1.
•This Policy does not prohibit the purchase or sale of Company Securities by the Company in accordance with a Trading Plan that complies with all applicable securities laws. Any such Trading Plan must be approved in advance by the Securities Compliance Committee.

Gifts and Estate Planning Transfers
•Bona fide gifts of Company Securities are not subject to the prohibitions of this Policy, unless the donor has reason to believe that the recipient intends to sell the Company Securities while the donor is aware or in possession of nonpublic Material Information. Bona fide gifts are subject to the “Additional Procedures” set forth below.
•Estate planning transfers are not subject to the prohibitions of this Policy, provided that the transferor continues to control and directly or indirectly own such transferred Company Securities. Estate planning transfers are subject to the “Additional Procedures” set forth below.

Prohibited Transactions
•As a matter of Company policy, Company Personnel (and their Family Members) may not engage in the following types of transactions involving Company Securities:
-“Short sales” and sales “against the box” of Company Securities. A “short sale” is a sale of securities that the trader does not yet own. In a short sale, the trader sells securities for a particular price, which the trader is expecting will be higher than the price at which the trader must buy the securities to cover the sale. Short sellers only profit if the price of the securities declines. A sale “against the box” is a sale of securities that are owned but are not delivered within twenty days or deposited in the mail for delivery within five (5) days of the sale. A sale "against the box" has the same eﬀect as a short sale.
-Transactions in puts, calls, or other derivative securities involving Company Securities, on an exchange, on an over-the-counter market, or in any other organized market.
-Hedging transactions involving the Company Securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities.
-Pledging Company Securities as collateral for a loan, purchasing Company Securities on margin (i.e., borrowing money to purchase the securities), or placing Company Securities in a margin account. This prohibition does not apply to cashless exercises of stock options under any Company employee benefit plans, nor to situations approved in advance by the Securities Compliance Committee.
•Directors and Oﬃcers are not permitted to engage in short-term trades of purchasing and selling or selling and purchasing Company Securities within one hundred and eighty (180) calendar days.
•Nothing in this Policy is intended to limit the ability of an investment fund, a venture capital partnership or other similar entity with which a director is affiliated to distribute Company Securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
Termination of Service
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If a person is aware or in possession of nonpublic Material Information when their service terminates, that person may not trade in Company Securities until that information becomes widely available to the investing public or is no longer material. The “Additional Procedures” described below will no longer apply upon expiration of any Blackout Period applicable at the time of termination of service.
Section 16 Filings
Directors and Oﬃcers have obligations to make the following filings in connection with trades of Company Securities: (a) Forms 3, 4, and 5 under Section 16(a) of the Exchange Act, and (b) Form

144 under the Securities Act of 1933, as amended. Please refer any questions about these filing obligations to the Chief Legal Oﬃcer.
Additional Procedures
•The Company has established additional procedures in order to assist in the administration of this Policy that apply to “Insiders” (and to their Family Members and Controlled Entities). “Insiders” consist of Directors, Oﬃcers, and other Company Personnel designated as such, or pursuant to procedures established from time to time, by the Securities Compliance Committee. Lists of Insiders are maintained by the Finance Department. Please refer any questions about any lists of Insiders to the Chief Legal Oﬃcer.
•Quarterly Blackout Periods
-In order to avoid any appearance that Insiders are trading with an informational advantage relating to the Company’s financial results, the Company has established a “Quarterly Blackout Period” during which Insiders may not trade Company Securities. The Quarterly Blackout Period generally commences on the 15th day prior to the end of a quarterly or annual financial reporting period and generally ends on the earlier to occur of (1) the conclusion of two full trading days on the NASDAQ stock market or (2) 48 hours after the public issuance of a press release or other filing with the U.S. Securities and Exchange Commission (“SEC”) announcing the Company’s quarterly or annual financial results for that reporting period.
-The Securities Compliance Committee may alter the commencement and ending of any Quarterly Blackout Period at their discretion.
-In addition to trades made pursuant to a Trading Plan as described above, the Securities Compliance Committee may allow an Insider to enter into a Trading Plan or trade during a Quarterly Blackout Period only after consideration of all of the relevant facts and circumstances concerning the matter and if it has been demonstrated to the satisfaction of the Securities Compliance Committee that the person requesting a trade is not in possession of nonpublic Material Information.
-Even if a Blackout Period is not in eﬀect as specified in this Policy, Company Personnel (including their Family Members and Controlled Entities) may not trade in Company Securities or those of another publicly traded company if they are aware of nonpublic Material Information about the Company or any such other company, respectively.
•Pre-Clearance Procedures
-Certain Insiders (designated by role or title in Schedule I hereto) are required to receive clearance prior to trading in Company Securities and/or implementing a Trading Plan by submitting a Share Transaction Authorization Form to the Finance Department and receiving approval of such request from, or pursuant to procedures established from time to time by, the Securities Compliance Committee.
-An approval of a transaction or Trading Plan will only be valid for the time specified in the approval and transactions or Trading Plans not initiated/implemented within the specified time must be resubmitted through the pre-clearance procedures before the transaction or Trading Plan may proceed. An approval of a transaction or Trading Plan submitted pursuant to these pre-clearance procedures does not constitute legal advice and does not relieve the applicable Company Personnel of their legal obligation to refrain from trading in Company Securities if in possession of nonpublic Material Information.
-The Securities Compliance Committee is under no obligation to approve a transaction or Trading Plan and may determine not to approve the transaction or Trading Plan in its discretion. Company Personnel may not inform any person if the Securities Compliance Committee denies such Company Personnel’s request to trade in the Company Securities, as such denial may itself be considered under this Policy to be nonpublic Material Information.
-Discretionary purchases or sales of Company Securities by the Company must be approved in advance by the Securities Compliance Committee.
•Special Blackout Periods
-The Securities Compliance Committee may designate, from time to time, a “Special Blackout Period” independent of the Quarterly Blackout Period described above during which Company Personnel that have been designated as being subject to the Special Blackout Period may not trade Company Securities. The Securities Compliance Committee may also apply such Special Blackout Period to the trading in the securities of certain other companies, as they deem appropriate or advisable, including certain of the Company’s peers or competitors. The existence of a Special Blackout Period will be communicated to those subject to it, but will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Policy to be nonpublic Material Information.
-In addition to trades made pursuant to a Trading Plan as described under “Trading Plans” above, the Securities Compliance Committee may allow an Insider to enter into a Trading Plan or trade during a Special Blackout Period only after consideration of all of the relevant facts and circumstances concerning the matter and if it has been demonstrated to the satisfaction of the Securities Compliance Committee that the person requesting a trade is not in possession of nonpublic Material Information.
•Without limiting the generality of the trading restrictions described in this Policy, Blackout Periods do not apply to purchases of Company Securities through the exercise of stock options or the vesting of restricted stock units the Company Personnel received under any Company employee benefit plans, or to shares withheld by the Company in an amount limited to the number of shares necessary to pay the exercise price of any option or the withholding taxes attributable to the exercise of options or to the vesting of restricted stock units.

SCHEDULE I

INDIVIDUALS SUBJECT TO QUARTERLY TRADING BLACK-OUTS AND PRE-CLEARANCE REQUIREMENTS

•All members of the Company’s Board of Directors

•All individuals holding Director-level positions and above

•All individuals in the Accounting and Finance departments

•All participants in Disclosure Committee meetings

•All participants in the Monthly Operating Review meetings